Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports First Quarter Results

Overland Park, KS, Apr. 23, 2013 — Waddell & Reed Financial, Inc. (NYSE: WDR) today reported first quarter net income of $53.9 million, or $0.63 per diluted share, compared to net income from continuing operations $52.4 million, or $0.61 per diluted share during the fourth quarter of 2012 and net income from continuing operations of $46.8 million, or $0.55 per diluted share during the first quarter of 2012.

Operating revenues of $316.6 million rose 5% sequentially and 10% compared to the same period last year.  The operating margin was 26.2%, or 130 basis points lower than last quarter’s high water mark due to higher compensation and payroll tax expenses and two fewer days of management fees in the current quarter.  When compared to the same period last year, our operating margin expanded by 120 basis points.  Unless otherwise noted, any reference to 2012’s income statement items refers to results from continuing operations.

Assets under management broke $100 billion during the first quarter and reached $103.8 billion at quarter-end.  Sales of $6.8 billion represent a multi-year high, having only exceeded that level once, during the first quarter of 2008.  Net inflows of $2.1 billion represent an annualized organic growth rate of nearly 9%.

Business Discussion

Management commentary

“This year is off to a good start.  Sales were solid each month with only an 8% difference between the monthly high and low.  Flows were similarly steady with each month firmly in positive territory,” said Hank Herrmann, Chairman and Chief Executive Officer of Waddell & Reed Financial, Inc.  “While it is still too early to tell where retail clients are along the re-risking continuum, the first few months of this year feel decidedly more positive.”

Channelized flows discussion

Sales from our Wholesale channel were $5.0 billion during the quarter, a 40% improvement over the previous quarter and a 12% improvement compared to the same period last year.  Net flows of $2.0 billion reflect a sharp improvement to the slight outflows experienced during the fourth quarter of 2012 and were twice as much as last year’s first quarter.

In our Advisors channel, sales marked a new record at $1.3 billion, an 8% improvement compared with the previous quarter and a 19% improvement compared to the same period last year.  Net inflows were

$190 million during the current quarter, better than the outflows of $75 million last quarter and net inflows of $158 million during the first quarter of 2012.

Our Institutional channel had sales of $430 million, a reduction compared to both the first and fourth quarters of 2012.  Despite weaker sales, this channel saw only minor outflows in both the current and prior quarters.  During the first quarter of 2012, net inflows were $175 million.

Management Fee Revenue Analysis

Revenues rose compared to the previous quarter as well as the same period in 2012, but at a rate that was slightly below the rate of increase in average assets under management.  This was partly due to fewer days in the current period, and a lower effective fee rate.  The effective fee rate during the quarter was 59.5 basis points, compared to 59.8 basis points and 60.2 basis points during the fourth and first quarter of 2012, respectively.

Net Distribution Cost Analysis

Wholesale channel

Compared to the previous quarter, higher asset levels and higher sales commissions led to an increase in both revenues and direct costs.  Indirect costs rose slightly due to an increase in compensation, which was partly offset by lower travel and marketing costs.

Compared to the same period in 2012, higher asset levels and, to a lesser extent, higher sales commissions caused both revenues and direct expense to rise.  Indirect costs also increased due to higher IT and marketing costs.

Advisors channel

Both sales and asset levels increased sequentially, resulting in an increase to revenues and direct expenses.  The effective payout rate remained relatively consistent.  Indirect costs rose slightly due to a combination of annual salary increases, higher payroll tax costs and higher group health costs.

Compared to the same period last year, sales and asset levels rose, resulting in an increase to revenues and direct expenses; however, the effective payout rate declined slightly.  Indirect expenses rose primarily on higher group health costs.

Compensation and Related Expense Analysis

The sequential increase in compensation costs was due to a combination of annual merit increases, higher payroll taxes and pension costs.  Lower equity compensation costs were due to the forfeiture of restricted stock by Legend employees at the close of the company’s sale in January, offset by higher incentive compensation costs.

Higher base salaries, due to a combination of annual merit increases and higher head count, as well as higher incentive compensation costs were the main contributors to the year over year increase.

General and Administrative Expense Analysis

A combination of lower consultant fees and a reduction in estimated legal costs resulted in the sequential decline in costs. Compared to the same period last year, lower legal costs were the primary reason for the variance.

Investment and Other Income Analysis

Compared to the fourth quarter, investment and other income rose principally on a combination of gains realized in our available-for-sale securities and gains in our investment portfolios, and were partly offset by partnership losses.

Compared to the same period last year, gains on our available-for-sales securities were partly offset by partnership losses and lower gains in our investment portfolios.

Balance Sheet Information

As of March 31, 2013, cash and cash equivalents and investment securities were $566 million.  Long-term debt was $190 million and there was no short-term debt outstanding. Stockholders’ equity was $553 million and there were 85.5 million shares outstanding.

During the quarter, we repurchased 82 thousand shares on the open market or privately at an aggregate cost of $3.4 million.  On April 2nd, we granted 1.1 million shares of restricted stock in accordance with our annual program and repurchased 464 thousand shares to cover employee minimum income tax withholdings in connection with the vesting of stock awards.

Unaudited Consolidated Statement of Income

(Amounts in thousands, except for per share data)	2012				2013
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Operating Revenues:
Investment management fees	$134,900	$134,213	$138,364	$141,754	$148,445
Underwriting and distribution fees	121,153	123,687	122,819	128,806	135,419
Shareholder service fees	31,818	31,786	32,182	32,323	32,691
Total operating revenues	287,871	289,686	293,365	302,883	316,555
Operating Expenses:
Underwriting and distribution	144,486	148,067	147,408	150,020	161,571
Compensation and related costs	44,158	41,931	42,343	43,343	48,155
General and administrative	17,764	23,634	15,774	18,160	16,208
Subadvisory fees	6,271	5,208	4,921	4,609	4,484
Depreciation	3,359	3,329	3,188	3,335	3,227
Total operating expenses	216,038	222,169	213,634	219,467	233,645
Operating Income	71,833	67,517	79,731	83,416	82,910
Investment and other income	3,949	1,325	2,632	1,911	4,377
Interest expense	(2,826)	(2,825)	(2,826)	(2,834)	(2,854)
Income from continuing operations before taxes	72,956	66,017	79,537	82,493	84,433
Provision for taxes	26,119	24,792	27,421	30,143	30,570
Income from continuing operations	46,837	41,225	52,116	52,350	53,863
Income/(loss) from discontinued operations, net of income taxes	550	493	(43,590)	971	0
Net Income	$47,387	$41,718	$8,526	$53,321	$53,863
Net Income per share from continuing operations	0.55	0.48	0.61	0.61	0.63
Income/(loss) per share from discontinued operations	0.00	0.00	(0.51)	0.01	0.00
Net income per share	0.55	0.48	0.10	0.62	0.63
Weighted average shares outstanding - diluted	85,606	86,095	85,755	85,459	85,593
Operating margin	25.0%	23.3%	27.2%	27.5%	26.2%

Net Distribution Cost Analysis

(Amounts in thousands)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Wholesale Channel
U&D Revenues	$44,473	$43,908	$44,659	$45,660	$48,175
U&D Expenses - Direct	(55,104)	(55,287)	(57,390)	(56,963)	(63,548)
U&D Expenses - Indirect	(9,339)	(10,212)	(10,045)	(10,333)	(11,000)
Net Distribution (Costs)	$(19,970)	$(21,591)	$(22,776)	$(21,636)	$(26,373)

Advisors Channel
U&D Revenues	$76,680	$79,779	$78,160	$83,146	$87,244
U&D Expenses - Direct	(53,676)	(55,813)	(54,246)	(56,375)	(59,657)
U&D Expenses - Indirect	(26,367)	(26,755)	(25,727)	(26,349)	(27,366)
Net Distribution (Costs)/Excess	$(3,363)	$(2,789)	$(1,813)	$422	$221

Changes in Assets Under Management

	2012				2013
(Amounts in millions)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Wholesale Channel
Beginning assets	$40,954	$46,738	$44,379	$47,650	$48,930
Sales & Other Net Inflows*	4,520	4,113	3,699	3,599	5,042
Redemptions	(3,446)	(3,535)	(3,088)	(3,828)	(3,157)
Net Exchanges	(104)	48	59	152	66
Net flows	970	626	670	(77)	1,951
Market action	4,814	(2,985)	2,601	1,357	2,373
Ending assets	$46,738	$44,379	$47,650	$48,930	$53,254

Advisors Channel
Beginning assets	$31,709	$35,073	$33,846	$35,374	$35,660
Sales & Other Net Inflows*	1,097	1,193	1,004	1,209	1,303
Redemptions	(1,042)	(961)	(1,019)	(1,132)	(1,047)
Net Exchanges	103	(49)	(60)	(152)	(66)
Net flows	158	183	(75)	(75)	190
Market action	3,206	(1,410)	1,603	361	2,065
Ending assets	$35,073	$33,846	$35,374	$35,660	$37,915

Institutional Channel
Beginning assets	$10,494	$11,981	$10,894	$11,785	$11,775
Sales & Other Net Inflows*	682	625	763	649	430
Redemptions	(507)	(1,058)	(532)	(662)	(469)
Net Exchanges	0	0	0	0	0
Net flows	175	(433)	231	(13)	(39)
Market action	1,312	(654)	660	3	890
Ending assets	$11,981	$10,894	$11,785	$11,775	$12,626

Consolidated Total
Beginning assets	$83,157	$93,792	$89,119	$94,809	$96,365
Sales & Other Net Inflows*	6,299	5,931	5,466	5,457	6,775
Redemptions	(4,995)	(5,554)	(4,639)	(5,622)	(4,673)
Net Exchanges	(1)	(1)	(1)	0	0
Net flows	1,303	376	826	(165)	2,102
Market action	9,332	(5,049)	4,864	1,721	5,328
Ending assets	$93,792	$89,119	$94,809	$96,365	$103,795

* Sales & Other Net Inflows is primarily gross sales (net of sales commissions).  This amount also includes net reinvested dividends & capital gains and investment income.

Supplemental Information

	2012				2013
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Channel highlights
Number of Wholesalers	49	50	50	50	50
Number of Advisors	1,778	1,764	1,753	1,763	1,717
Gross revenue per advisor (in Thousands)	40.3	42.2	41.4	44.3	47.3

Redemption rates - long term assets
Wholesale	30.7%	31.5%	26.6%	31.9%	24.6%
Advisors	10.1%	9.1%	9.7%	10.6%	9.4%
Institutional	18.2%	37.3%	18.4%	22.8%	15.5%
Total	21.5%	23.9%	19.3%	22.9%	18.0%

Operating highlights
Organic growth/(decay) Annualized	6.3%	1.6%	3.7%	-0.7%	8.7%
Total assets under management (in Millions)	93,792	89,119	94,809	96,365	103,795

Diversification (CompanyTotal)
As % of Sales
Asset Strategy	27.7%	28.6%	21.1%	25.7%	33.6%
Fixed Income	32.3%	30.9%	39.4%	34.6%	30.7%
Other	40.0%	40.5%	39.5%	39.7%	35.7%
As % of Assets Under Management
Asset Strategy	35.3%	34.2%	33.6%	33.8%	33.7%
Fixed Income	16.9%	19.4%	20.2%	21.0%	20.7%
Other	47.8%	46.4%	46.2%	45.2%	45.6%

Operating margin	25.0%	23.3%	27.2%	27.5%	26.2%

Lipper Fund Rankings

	1 Year	3 Years	5 Years
Funds ranked in top quartile	26%	33%	48%
Funds ranked in top half	44%	52%	62%

Assets ranked in top quartile	24%	64%	41%
Assets ranked in top half	65%	77%	75%

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live Web cast of our earnings release conference call today, April 23rd at 11:00 a.m. Eastern.  During this call, Henry J. Herrmann, Chairman and CEO, will review our quarterly results.  Live access to the teleconference will be available on the “Investor Relations” section of our Web site at www.waddell.com.  A Web cast replay will be made available shortly after the conclusion of the call and accessible for seven days.

Web site Resources

We invite you to visit the “Investor Relations” section of our Web site at www.waddell.com under the caption “Data Tables” to review supplemental information schedules.

Contacts

Investor Contact:

Nicole McIntosh-Russell, VP, Investor Relations, (913) 236-1880, nrussell@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the Waddell & Reed Wholesale channel (encompassing broker/dealer, retirement, and registered investment advisors), our Advisors channel (our network of financial advisors), and our Institutional channel (including defined benefit plans, pension plans and endowments, and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and Waddell & Reed InvestEd Portfolios, while Ivy Investment Management Company serves as investment advisor to Ivy Funds. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and Waddell & Reed InvestEd Portfolios, while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views and assumptions of management with respect to future events regarding our business and industry in general.  These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to revenues and earnings, the amount and composition of assets under management, distribution sources, expense levels, redemption rates and the financial markets and other conditions.  These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature.  Readers are cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.  Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to those discussed below.  If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected.  Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012, which include, without limitation:

•                                          The introduction of legislative or regulatory proposals or judicial rulings that change the independent contractor classification of our financial advisors at the federal or state level for employment tax or other employee benefit purposes;

•                                          The adverse ruling or resolution of any litigation, regulatory investigations and proceedings, or securities arbitrations by a federal or state court or regulatory body;

•                                          The loss of existing distribution channels or inability to access new distribution channels;

•                                          A reduction in assets under our management on short notice, through increased redemptions in our distribution channels or our Funds, particularly those Funds with a high concentration of assets, or investors terminating their relationship with us or shifting their funds to other types of accounts with different rate structures;

•                                          Our inability to implement new information technology and systems, or inability to complete such implementation in a timely or cost effective manner;

•                                          Non-compliance with applicable laws or regulations and changes in current legal, regulatory, accounting, tax or compliance requirements or governmental policies;

•                                          A decline in the securities markets or in the relative investment performance of our Funds and other investment portfolios and products as compared to competing funds; and

•                                          Our inability to hire and retain senior executive management and other key personnel.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports and filings we make with the Securities and Exchange Commission, including the information in Item 1 “Business” and Item 1A “Risk Factors” of Part I and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II to our Annual Report on Form 10-K for the year ended December 31, 2012 and as updated in our quarterly reports on Form 10-Q for the year ending December 31, 2013.  All forward-looking statements speak only as the date on which they are made and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.